EXHIBIT 99.1

News Release

Issuance of New Debt Securities of US Oncology Holdings, Inc.

HOUSTON, TX – March 29, 2005 – US Oncology, Inc. (the “Company”) today announced that its parent company, US Oncology Holdings, Inc. (“Holdings”), has issued an aggregate $250 million principal amount of its senior floating rate notes due 2015.  The floating rate notes are general unsecured obligations of Holdings, and bear interest at a rate per annum, reset semi-annually, equal to six-month LIBOR plus 5.25%.  The floating rate notes were issued and sold in a private offering to institutional investors pursuant to Rule 144A and Regulation S under the Securities Act of 1933.

In connection with the issuance of the floating rate notes, the Company amended its senior secured credit facility to, among other things, allow for the issuance of the floating rate notes and the use of net proceeds from the issuance, together with cash on hand of the Company, to pay a dividend to the stockholders of Holdings, to make a payment to participants in Holdings’ 2004 Long-Term Cash Incentive Plan, and to pay related fees and expenses.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein.  Holdings offered the floating rate notes in reliance upon exemptions from registration under the Securities Act of 1933 for an offer and sale of securities that did not involve a public offering.  The floating rate notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration.